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                                                                   EXHIBIT 10.11

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                                                                  August 2, 2001


Dear Mr. Angus:

         We are pleased to extend an offer of employment to you for the position of Vice President of Construction Operations for the Mississippi Band of Choctaw Indians d/b/a Choctaw Resort Development Enterprise. The Board of Directors has approved this offer and we look forward to working with you.

         The terms of this offer are as follows:

         The length of your employment is four years commencing on the effective date of your employment. The effective date (defined as the first day you are to report for work under the terms of this offer) of your employment shall be mutually agreed upon but shall not exceed 30 days from the date this offer is made. The terms of this offer may be amended or extended upon our mutual agreement; and

         Your annual salary shall be $210,000; and

         The Enterprise shall reimburse you for moving expenses on an actual cost basis provided that you obtain three bids for such services and utilize the best and lowest bidder and you will be reimbursed for PERSONNEL TRAVEL EXPENSES of you or your wife (not to exceed more than four trips in total for both of you to Philadelphia from Atlanta and back to Atlanta) for purpose of introducing your wife to the Philadelphia area and/or locating permanent housing and/or travel to Atlanta from Philadelphia and back to Philadelphia to sell your existing house; and

         The Enterprise shall reimburse you for actual cost for temporary living quarters for a period not to exceed 45 days; and

         The Enterprise shall provide payment to you in the amount of twenty-five thousand dollars ($25,000) due and payable within 21 days of your acceptance of this offer or the effective date of your employment, whichever is later. This is a one-time payment and is provided as compensation in

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               whole for any and all earned share of profits from your current employer you will forego by accepting this offer of employment;
               and

         You will have use of an automobile (a Ford Explorer or equivalent) that is provided by the Enterprise; and

         You will receive other fringe benefits as typical for tribal employees. You understand that you will be subject to all personnel policies applicable to employees of Choctaw Resort Development Enterprise as passed by the Board of Directors.

         This offer and any related documents shall be construed to the laws of the Mississippi Band of Choctaw Indians and the State of Mississippi (pursuant to Section 1-1-4, Choctaw Tribal Code). Exclusive venue and jurisdiction shall be in the Tribal Court of the Mississippi Band of Choctaw Indians. This offer and any related documents are subject to the Choctaw Tribal Tort Claims Act. Nothing contained in this Offer or any related documents shall be construed or deemed to provide recourse to the Government Services Division assets or to any gaming assets currently owned or hereafter acquired, including without limitation to those of the Choctaw Resort Development Enterprise, all such recourse being hereby expressly disclaimed.

         It is our understanding that you can report for duty (the effective date of your employment) no later than 30 days after receipt of this letter. A copy of the position duties and responsibilities are attached to this letter and will serve as the basis of your job description. There are two signed copies of this letter. Upon your acceptance of our offer please sign both and return one copy to us. We trust this letter summarizes our agreement and we welcome you to Pearl River Resort.

                                              /s/ Jay Dorris
                                      ----------------------------------------
                                      Jay Dorris, President


                                              /s/ Phillip Martin
                                      ----------------------------------------
                                      Phillip Martin, Chairman of the Board


        /s/ Jim Angus
-----------------------------------------
Jim Angus, VP for Construction Operations


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                              VP RESORT DEVELOPMENT


o     Overview of Responsibilities

      o     Assist with the analysis of potential Resort development projects

      o     Assist in developing project budgets for potential Resort projects

      o Development of annual construction budgets and cash flow requirements

      o Assist in the selection of design professionals for resort development projects

      o     Negotiate design agreements for resort development projects

      o     Manage the design process for resort development projects

      o Assist in the selection of contractors for resort development projects

      o Administer the construction contracts for resort development projects

      o Coordinate all agency approvals required for resort development projects

      o Review staff requirements and recommend additions and/or reassignments

      o     Monitor staff development and ensure staff training

      o     Other duties as assigned




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